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                                                                    EXHIBIT 11.1

                                 BRYLANE, L.P.

                   COMPUTATION OF EARNINGS PER COMMON SHARE


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

                                                      Fiscal Year          Thirty-Nine
                                                        Ended              Weeks Ended
                                                      February 3,          November 2,
                                                         1996                 1996
                                                      -----------          -----------
                                                      (53 Weeks)           (Unaudited)
Weighted average number of common shares
  outstanding....................................      12,658,143           12,904,084

Add net shares issuable pursuant to stock option
  plans less shares assumed repurchased at the
  assumed initial public offering price...........        467,170              467,170

Number of shares for computation of primary
  earnings per share..............................     13,125,313           13,371,254
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